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Contact:  JoAnn DeGrande, Washington Mutual                       July 25, 1994
          Bill Ehrlich, Washington Mutual                 FOR IMMEDIATE RELEASE
          1-800-228-9268 or (206) 461-3186                ---------------------

          John Jones, Olympus Capital Corp.
          (801) 325-1004

                  WASHINGTON MUTUAL TO ENTER UTAH AND MONTANA,
                SIGNS MERGER AGREEMENT WITH OLYMPUS CAPITAL CORP.

     SEATTLE -- Washington Mutual Savings Bank (NASDAQ: WAMU) and Olympus Capital Corp. (NASDAQ: OLCC), of Salt Lake City, today announced the signing of a definitive agreement under which Olympus will merge into Washington Mutual.

     Olympus Capital Corp. is the holding company for Olympus Bank, a Federal Savings Bank, which operates nine branches, eight of which are located in the Greater Salt Lake City, Ogden and Provo, Utah, markets. The bank also operates one branch and a satellite operation in Butte, Mont., where the company was founded in 1916. Olympus Bank will be merged with and into Washington Mutual Federal Savings Bank.

     Under terms of the agreement, which has been approved by both boards of directors, each share of Olympus common stock will be exchanged for $15.50 worth of Washington Mutual common stock, based on the average closing price for the ten trading days prior to the third trading day before the effective date. The total consideration is approximately $52.1 million.

     If the effective price of Washington Mutual stock falls below $18 per share, Washington Mutual may elect to pay a portion of the purchase in cash. Washington Mutual common stock closed July 22 at $20.125 per share, while Olympus common stock closed at $13.50 per share.


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     If approved by regulators and a majority of Olympus shareholders, the transaction is anticipated to be completed in early 1995.

     Olympus has granted Washington Mutual an option to purchase up to 9.9 percent of its outstanding shares at $13.58 per share in certain circumstances.

     Olympus had assets of $394.0 million, deposits of $300.4 million and stockholders' equity of $33.5 million at June 30, 1994. Olympus' stated tangible book value at that time was $10.80 per share and the company had 3,104,639 shares of outstanding common stock.

     Olympus Bank operates five branches in Salt Lake City, two branches in Ogden and one branch in Provo. Based on its assets, Olympus Bank is the largest federal savings bank headquartered in the state of Utah.

     "In Washington Mutual, we have found a partner that shares a service-oriented philosophy," said Blaine Huntsman, Olympus chairman and chief executive officer. "After the merger, our customers will enjoy access to Washington Mutual's enhanced line of products and services, as well as the continuation of outstanding service.

     "For our shareholders, the financial strength of Washington Mutual will enable them to be part of a financial organization that is recognized as one of the premier institutions in our industry. We look forward to the day when these synergies benefit our valued customers," he said.

     Washington Mutual's entrance into Utah and Montana would extend the bank's operations into two growing states. Kerry Killinger, Washington Mutual's chairman, president and chief executive officer, cited increasing populations and potential for future economic growth


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in both states, as well as proximity to Washington Mutual's existing market area of Washington, Oregon and Idaho, as reasons for the acquisition.

     "Both Montana and Utah have experienced sizable population growth in recent years and their economies have outperformed most other areas of the nation," Killinger said. "In Utah, housing starts are strong after a record performance in 1993, and there continues to be robust growth in virtually all major sectors of employment. The long-term prospects for both states look good," he said.
"We look forward to offering our complete line of products and services to residents of Utah and Montana.

     "In many ways, Olympus is similar to Washington Mutual: It is a strong, highly profitable institution with a low number of nonperforming assets and a commitment to the communities it serves," Killinger said. "We believe that this merger will strengthen our financial position, increase capital and enhance earnings potential for the long term."

     As of July 25, Washington Mutual operates over 250 financial centers and home loan centers in Washington, Oregon and Idaho. At June 30, 1994, the bank had assets of $16.9 billion, deposits of $9.3 billion and stockholders' equity of $1.2 billion.

     Founded in 1889, Washington Mutual is the largest independent consumer bank and the No. 1 home lender in the Northwest.


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